April 17, 1998



KLLM Transport Services, Inc.
P.O. Box 6098
Jackson, MS 39288

Re:     KLLM Transport Services, Inc. 1998 Non-Employee
        Director Stock Compensation Plan --Form S-8 Registration
        Statement

Gentlemen:

We have acted as counsel for KLLM Transport Services, Inc., a Delaware corporation (the "Company"), in the preparation of the referenced Form S-8 Registration Statement relating to the Company's 1998 Non-Employee Director Stock
Compensation Plan (the "Plan") and the proposed offer of up to 25,000 shares of the Company's common stock, $1.00 par value (hereinafter referred to as "Common Stock"). In connection with the preparation of said Registration
Statement, we have examined such corporate records and documents relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant and necessary for the opinion hereinafter expressed.

On the basis of the foregoing, it is our opinion that:

1. The Company is duly organized, incorporated and is validly existing under the laws of the State of Delaware, with an authorized capitalization consisting of 10,000,000 shares of Common Stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

2. The Plan and the proposed offer thereunder of up to 25,000 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and the shares, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to said Registration Statement on Form S-8 and further consent to the use of our name wherever appearing on the Form S-8.

Sincerely,


YOUNG, WILLIAMS, HENDERSON & FUSELIER, P.A.


By:s/Wes Daughdrill
_______________________________________
        Wes Daughdrill

JWD:mc